Exhibit 99.4

NTL EUROPE, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Adopted as of January 10, 2003

Dear Directors/Employees/Colleagues/Associates:

     The good name and reputation of NTL Europe, Inc., a Delaware corporation (together with its subsidiaries, the “Company”) are a result of the dedication and hard work of its employees. Together, we are responsible for preserving and enhancing this reputation, a task that is fundamental to our continued well-being. Our goal is not just to comply with the laws and regulations that apply to our business; we also strive to abide by the highest principles of business ethics.

     We set forth in the succeeding pages the Company’s Code of Business Conduct and Ethics (the “Code”), which has been approved by our Board of Directors. The purpose of the Code is to reinforce and enhance the Company’s commitment to an ethical way of doing business. The contents of the Code are not new, however. The policies set forth here are part of the Company’s long-standing tradition of high ethical standards.

     All employees are expected to comply with the policies set forth in the Code. Read the Code carefully and make sure that you understand it, the consequences of non-compliance, and the Code’s importance to the success of the Company. If you have any questions, speak to your supervisor, the Company’s Compliance Officer or any of the other resources identified in this booklet. The Code cannot and is not intended to cover every applicable situation or law or provide answers to all questions that might arise; for that we must ultimately rely on each person’s good sense of what is right, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct.

     We at the Company are committed to providing the best and most competitive service to our customers. Adherence to the policies set forth in the Code will help us achieve this goal.

Sincerely,

Jeffrey Brodsky, Chief Executive Officer

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PUTTING THE CODE OF BUSINESS CONDUCT AND ETHICS TO WORK

About the Code of Business Conduct and Ethics

We at the Company are committed to the highest standards of business conduct in our relationships with each other and with our customers, suppliers, stockholders and others. This requires that we conduct our business in accordance with all applicable laws and regulations and in accordance with the highest standards of business ethics. The Code helps each of us in this endeavor by providing a statement of the fundamental principles and key policies and procedures that govern the honest and ethical conduct of our business.

Our business depends on the reputation of the Company and its employees for integrity and principled business conduct. Thus, while the Code requires compliance with all applicable laws, rules and regulations, in many instances, the policies referenced in the Code go beyond the requirements of applicable law, rules and regulations.

The Code is a statement of policies for individual and business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment. As employees of the Company, we are employed at-will except when we are covered by an express, written employment agreement. This means that you may choose to resign your employment at any time, for any reason or for no reason at all. Similarly, the Company may choose to terminate your employment at any time, for any legal reason or for no reason at all, pursuant to the terms and conditions of your employment agreement, if you have one.

The Code will be included as an exhibit to a report filed by the Company under the Securities Exchange Act of 1934, as amended, and will also be posted on the Company’s Website. In addition, the Company’s annual report for each year will state that the Code is available on the Company’s Website, and that the code is available in print to any stockholder who so requests in a writing directed to the Secretary of the Company at the Company’s principal executive office.

Meeting Our Shared Obligations

Each of us is responsible for knowing and understanding the policies and guidelines contained in the following pages. If you have questions, ask them; if you have ethical concerns, raise them.

The Company’s Compliance Officer, who is responsible for overseeing and monitoring compliance with the Code and the other resources set forth in the Code, is available to answer your questions and provide guidance and for you to report suspected misconduct. Our conduct should reflect the Company’s values, demonstrate ethical leadership, and promote a work environment that upholds the Company’s reputation for integrity, ethical conduct and trust.

RESPONSIBILITY TO OUR ORGANIZATION

Company employees are expected to dedicate their best efforts to Company business, conduct Company business in compliance with all applicable laws, rules and regulations and avoid any actual or apparent conflicts with the interests of the Company.

Compliance with Governmental Laws, Rules and Regulations

We each have a duty to conduct the Company’s business in compliance with all applicable governmental laws, rules and regulations.

Conflicts of Interest

In order to maintain the highest degree of integrity in the conduct of the Company’s business and to maintain your independent judgment, you must avoid any activity or personal interest that creates or appears to create a conflict between your interests and the interests of the Company. A conflict of interest occurs when your private interests interfere in any way, or even appear to interfere, with the interests of the Company as a whole. A conflict situation can arise when you take actions or have interests that make it difficult for you to perform your company work objectively and effectively.

You should never act in a manner that could cause you to lose your independence and objectivity or that could adversely affect the confidence of our customers and suppliers or your fellow employees in the integrity of the Company or its procedures. Although we cannot list every conceivable conflict, following are some common examples that illustrate actual or apparent conflicts of interest that should be avoided:

Improper Personal Benefits from the Company

Conflicts of interest arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. You may not accept any benefits from the Company that have not been duly authorized and approved pursuant to Company policy and procedure, including any Company loans or guarantees of your personal obligations.

Financial Interests in Other Businesses

Company employees and their immediate families may not have an ownership interest in any other enterprise if that interest compromises or appears to compromise the employee’s loyalty to the Company. For example, in general, you may not own an interest in a company that competes with the Company. Also, in general, you may not own an interest in a company that does business with the Company (such as a Company customer or supplier) without the prior written approval of the Company’s Compliance Officer. Executive officers and members of the Board of Directors must obtain the written approval of the Audit Committee of the Board of Directors before making any such investment. However, it is not typically considered a conflict of interest (and therefore, prior approval is not required) to make investments with a total value of no more than two percent (2%) of your annual compensation in competitors, customers or suppliers that are listed on a national or international securities exchange.

Business Arrangements with the Company

Without prior written approval from the Company’s Compliance Officer, you may not participate in a joint venture, partnership or other business arrangement with the Company or any of its affiliates. (Executive officers and members of the Board of Directors must obtain the prior written approval of the Audit Committee of the Board of Directors before participating in such an arrangement.)

Outside Employment or Activities With a Competitor

Simultaneous employment with or serving as a director of a competitor of the Company is strictly prohibited, as is any activity that is intended to or that you should reasonably expect to advance a competitor’s interests. You may not market products or services in competition with the Company’s current or potential business activities. It is your responsibility to consult with the Company’s Compliance Officer to determine whether a planned activity will compete with any of the Company’s business activities before you pursue the activity in question.

Outside Employment With a Customer or Supplier

Without prior written approval from the Company’s Compliance Officer, other than for commercial services obtained in the ordinary course of business, you may not be a business customer or be employed by, serve as a director of or represent a customer of the Company. Similarly, without prior written approval from the Company’s Compliance Officer, you may not be a supplier or be employed by, serve as a director of or represent a supplier to the Company. (Executive officers and members of the Board of Directors must obtain the prior written approval of the Audit Committee of the Board of Directors before participating in such an arrangement.) Nor may you accept, directly or indirectly, money or benefits of any kind as compensation or payment for any advice or services that you may provide to a client, supplier or anyone else in connection with its business with the Company.

Charitable, Government and Other Outside Activities

The Company encourages all employees to participate in projects and causes that further the welfare of our local communities. However, you must obtain the prior written approval of the Company’s Compliance Officer before serving as a director or trustee of any charitable, not-for-profit, for-profit, or other entity (other than a housing association or flat-management company) or before running for election or seeking appointment to any government-related position. Executive officers and members of the Board of Directors must obtain the prior written approval of the Audit Committee of the Board of Directors.

Family Members Working In The Industry

You may find yourself in a situation where your spouse or significant other, your children, parents, or in-laws, or someone else with whom you have a familial relationship is a competitor, supplier or customer of the Company or is employed by one. Such situations are not prohibited, but they call for extra sensitivity to security, confidentiality and conflicts of interest.

There are several factors to consider in assessing such a situation. Among them: the relationship between the Company and the other company; the nature of your responsibilities as a Company employee and those of the other person; and the access each of you has to your respective employer’s confidential information. Such a situation, however harmless it may appear to you, could arouse suspicions among your associates that might affect your working relationships. The very appearance of a conflict of interest can create problems, regardless of the propriety of your behavior.

Compliance with this standard requires full disclosure on the part of all Company personnel. Accordingly, you must disclose all actual or potential conflicts of interest, and any material transaction or relationship that reasonably could be expected to give rise to such a conflict, to your supervisor, the Company’s Compliance Officer or a member of the Audit Committee of the Board of Directors, so that the Company can determine whether a conflict exists and if so, what actions should be taken to eliminate or avoid the conflict. In addition, at least once per year the Company will distribute a conflict of interest questionnaire to all directors, officers, managers and certain other employees. Persons to whom the conflict of interest questionnaire is distributed must answer all questions fully and accurately and must certify as to the accuracy of the information given.

Responses to the conflict of interest questionnaire will be reviewed by the Company’s Compliance Officer, who will collect any additional information or documentation needed or helpful, determine whether actual or potential conflicts exist, and whether a resolution or mitigation plan is required to address such actual or potential conflicts.

The Company’s Compliance Officer will then classify questionnaire responses into appropriate categories and will submit the completed conflict of interest questionnaires to the Audit Committee of the Board of Directors with recommendations of any specific mitigation plans needed to address in an ethical manner identified conflicts or potential conflicts.

Corporate Opportunities

As employees, officers and directors of the Company, we owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. You may not take for yourself personally opportunities that are discovered through the use of corporate property, information or position or use corporate property, information or position for personal gain. Nor may you compete with the Company.

Entertainment, Gifts and Gratuities

When you are involved in making business decisions on behalf of the Company, your decisions must be based on uncompromised objectivity of judgment. Employees interacting with any person who has business dealings with the Company (including suppliers, customers, competitors, contractors and consultants) must conduct such activities in the best interest of the Company, using consistent and unbiased standards. Company employees must not accept any gifts, entertainment or gratuities that could influence or be perceived to influence our sourcing, purchasing and other decisions, or be in a position to derive any direct or indirect benefit or interest from a party having business dealings with the Company.

Receipt of Gifts and Entertainment

You must not accept any gifts, entertainment or gratuities that could influence or be perceived to influence your business decisions on behalf of the Company, or be in a position to derive any direct or indirect benefit or interest from a party having business dealings with the Company. You must never request or ask for gifts, entertainment or any other business courtesies from people doing business with the Company.

Unsolicited gifts and business courtesies, including meals and entertainment, are permissible if they are customary and commonly accepted business courtesies; not excessive in value; and given and accepted without an express or implied understanding that you are in any way obligated by your acceptance of the gift. Gifts that are extravagant in value or unusual in nature should not be accepted without the prior written approval of your supervisor or the Company’s Compliance Officer.

Gifts of cash or cash equivalents (including gift certificates, securities, below-market rate loans, etc.) in any amount are prohibited and must be returned promptly to the donor.

Offering Gifts and Entertainment

When you are providing a gift, entertainment or other accommodation in connection with Company business, you must do so in a manner that is in good taste and without excessive expense. You may not furnish or offer to furnish any gift that is of more than token value or that goes beyond the common courtesies associated with accepted business practices. You should follow the above guidelines for receiving gifts in determining when it is appropriate to give gifts and when prior written approval from your supervisor or the Company’s Compliance Officer is required.

Our suppliers and customers likely have gift and entertainment policies of their own. You must be careful never to provide a gift or entertainment that violates the other company’s gift and entertainment policy.

What is acceptable in the commercial business environment may be entirely unacceptable in dealings with the government. There are strict laws in the United States that govern providing gifts, including meals, entertainment, transportation and lodging, to government officials and employees. You are prohibited from providing gifts or anything of value to United States government officials or employees or members of their families in connection with Company business without prior written approval from the Company’s Compliance Officer. For more information, see the section of the Code regarding “Interacting with Government”.

Giving or receiving any payment or gift in the nature of a bribe or kickback is absolutely prohibited.

If you encounter an actual or potential conflict of interest, face a situation where declining the acceptance of a gift may jeopardize a Company relationship, are requested to pay a bribe or provide a kickback, or encounter a suspected violation of this policy, you must report the situation to the Company’s Compliance Officer immediately.

Protection and Proper Use of Company Assets

We each have a duty to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. We should take measures to prevent damage to and theft or misuse of Company property. When you leave the Company, all the Company property must be returned to the Company. Except as specifically authorized by the Company, Company assets, including Company time, equipment, materials, resources and proprietary information, must be used for legitimate business purposes only.

Company Books and Records

You must complete all Company documents accurately, truthfully, and in a timely manner, including all travel and expense reports. When applicable, documents must be properly authorized. You must record the Company’s financial activities in compliance with all applicable laws and accounting practices. The making of false or misleading entries, records or documentation is strictly prohibited. You must never create a false or misleading report or make a payment or establish an account on behalf of the Company with the understanding that any part of the payment or account is to be used for a purpose other than as described by the supporting documents.

Record Retention

In the course of its business, the Company produces and receives large numbers of documents. Numerous laws require the retention of certain Company documents for various periods of time. The Company is committed to compliance with all applicable laws and regulations relating to the preservation of records. The Company’s policy is to identify, maintain, safeguard and destroy or retain all records in the Company’s possession on a systematic and regular basis. Under no circumstances are Company records to be destroyed selectively or to be maintained outside Company premises or designated storage facilities.

If you become aware of a subpoena or other order for the production of documents or a pending, imminent or contemplated litigation or government or regulatory investigation, you should immediately contact the Company’s Compliance Officer.

You must retain and preserve ALL records that may be responsive to the subpoena/document production order or relevant to the litigation or that may pertain to the investigation until you are advised by the Company’s Compliance Officer as to how to proceed. You must not destroy any such records in your possession or control. You must also affirmatively preserve from destruction all relevant records that without intervention would automatically be destroyed or erased (such as e-mails and voicemail messages).

Destruction of such records, even if inadvertent, could seriously prejudice the Company. Any questions regarding whether a particular record pertains to a pending, imminent or contemplated investigation or litigation or may be responsive to a subpoena/document production order or regarding how to preserve particular types of records should be directed to the Company’s Compliance Officer.

Confidential Information

All employees may learn, to a greater or lesser degree, facts about the Company’s business, plans, finances, strategies, operations or “secrets of success” that are not known to the general public or to competitors. Sensitive information such as customer data, the terms offered or prices charged to particular customers, marketing or strategic plans, product specifications and production techniques are examples of the Company’s confidential information or trade secrets.

Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. During the course of performing your responsibilities, you may obtain information concerning possible transactions with other companies or receive confidential information concerning other companies, such as our customers, which the Company may be under an obligation to maintain as confidential.

You must maintain the confidentiality of information entrusted to you by the Company or its customers, except when disclosure is authorized or legally mandated. Employees who possess or have access to confidential information or trade secrets must:

•	Not use the information for their own benefit or the benefit of persons inside or outside of the Company;

•	Carefully guard against disclosure of that information to people outside the Company. For example, you should not discuss such matters with family members or business or social acquaintances or in places where the information may be overheard, such as taxis, public transportation, elevators (lifts) or restaurants;

•	Not disclose confidential information to another Company employee unless the employee requires the information to carry out business responsibilities; and

•	Comply with the Statement of Company Policy on Securities Trades by Company Personnel.

Confidentiality Agreements are commonly used when the Company needs to disclose confidential information to suppliers, consultants, joint venture participants, or others. A Confidentiality Agreement puts the person receiving confidential information on notice that he or she must maintain the secrecy of such information. If, in doing business with persons not employed by the Company, you foresee that you may need to disclose confidential information, you should contact the Company’s Compliance Officer and discuss the utility of entering into a Confidentiality Agreement.

Your obligation to treat information as confidential does not end when you leave the Company. Upon the termination of your employment, you must return everything that belongs to the Company, including all documents and other materials containing Company and customer confidential information. You must not disclose confidential information to a new employer or to others after ceasing to be a Company employee.

You may not disclose your previous employer’s confidential information to the Company. Of course, you may use general skills and knowledge acquired during your previous employment.

Trademarks, Copyrights and Other Intellectual Property

Trademarks

Our logos and the name “NTL Europe, Inc.” are examples of Company trademarks. You must always properly use our trademarks and advise the Company’s Compliance Officer of infringements by others. Similarly, the trademarks of third parties must be used properly.

Copyright Compliance

Works of authorship such as books, articles, drawings, computer software and other such materials may be covered by copyright laws. It is a violation of those laws and of the Company’s policies to make unauthorized copies of or derivative works based upon copyrighted materials. The absence of a copyright notice does not necessarily mean that the materials are not copyrighted.

The Company licenses the use of much of its computer software from outside companies. In most instances, this computer software is protected by copyright. You may not make, acquire or use unauthorized copies of computer software. Any questions concerning copyright laws should be directed to the Company’s Compliance Officer.

Intellectual Property Rights of Others

It is Company policy not to infringe upon the intellectual property rights of others. When using the name, trademarks, logos or printed materials of another company, including any such uses on the Company’s Websites, you must do so properly and in accordance with applicable law. If you have questions, please contact the Company’s Compliance Officer.

Computer and Communication Resources

The Company’s computer and communication resources, including computers, voicemail and e-mail, provide substantial benefits, but they also present significant security and liability risks to you and the Company. It is extremely important that you take all necessary measures to secure your computer and any computer or voicemail passwords. All sensitive, confidential or restricted electronic information must be password protected, and, if sent across the Internet, must be protected by Company-approved encryption software. If you have any reason to believe that your password or the security of a Company computer or communication resource has in any manner been compromised, you must change your password immediately and report the incident to the Company’s Compliance Officer.

When you are using Company resources to send e-mail, voicemail or to access Internet services, you are acting as a representative of the Company. Any improper use of these resources may reflect poorly on the Company, damage its reputation, and expose you and the Company to legal liability.

All of the computing resources used to provide computing and network connections throughout the organization are the property of the Company and are intended for use by Company employees to conduct the Company’s business. All e-mail, voicemail and personal files stored on Company computers are Company property.

You should therefore have no expectation of personal privacy in connection with these resources.

The Company may, from time to time and at its sole discretion, review any files stored or transmitted on its computer and communication resources, including e-mail messages, for compliance with Company policy. Incidental and occasional personal use of electronic mail and telephones is permitted, but such use should be minimized and the length of the messages should be kept as short as possible, as these messages cost the Company in both productive time and money. Even personal messages on the Company’s e-mail and voicemail systems are Company property.

You should not use Company resources in a way that may be disruptive or offensive to others or unlawful. At all times when sending e-mail or transmitting any other message or file, you should not transmit comments, language, images or other files that you would be embarrassed to have read by any person. Remember that your “private” e-mail messages are easily forwarded to a wide audience. In addition, do not use these resources in a wasteful manner. Unnecessarily transmitting messages and other files wastes not only computer resources, but also the time and effort of each employee having to sort and read through his or her own e-mail.

Use of computer and communication resources must be consistent with all other Company policies, including those relating to harassment, privacy, copyright, trademark, trade secret and other intellectual property considerations.

Responding to Inquiries from the Press and Others

Company employees who are not official Company spokespersons may not speak with the press, securities analysts, other members of the financial community, stockholders or groups or organizations as a Company representative unless specifically authorized to do so by the Company’s Compliance Officer. Requests for financial or other information about the Company from the media, the press, the financial community, stockholders or the public should be referred to the Company’s Compliance Officer. Requests for information from regulators or the government should be referred to the Company’s Compliance Officer.

FAIR DEALING

The Company depends on its reputation for quality, service and integrity. The way we deal with our customers, competitors and suppliers molds our reputation, builds long-term trust and ultimately determines our success. You should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. We must never take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

Antitrust (Competition) Laws

While the Company competes vigorously in all of its business activities, its efforts in the marketplace must be conducted in accordance with the letter and spirit of applicable antitrust and competition laws. While it is impossible to describe antitrust and competition laws fully in any code of business conduct, the Code will give you an overview of the types of conduct that are particularly likely to raise antitrust concerns. If you are or become engaged in activities similar to those identified in the Code, you should consult the Company’s Compliance Officer for further guidance.

Conspiracies and Collaborations Among Competitors

One of the primary goals of the United States antitrust laws and United Kingdom and European competition laws is to promote and preserve each competitor’s independence when making decisions on price, output, and other competitively sensitive factors. Some of the most serious offenses are agreements between competitors that limit independent judgment and restrain trade, such as agreements to fix prices, restrict output or control the quality of products, or to divide a market for customers, territories, products or purchases. You should not agree with any competitor on any of these topics, as these agreements are virtually always unlawful. (In other words, no excuse will absolve you and/or the Company of liability.)

Unlawful agreements need not take the form of a written contract or even express commitments or mutual assurances. Courts can — and do — infer agreements based on “loose talk,” informal discussions, or the mere exchange between competitors of information from which pricing or other collusion could result. Any communication with a competitor’s representative, no matter how innocuous it may seem at the time, may later be subject to legal scrutiny and form the basis for accusations of improper or illegal conduct. You should take care to avoid involving yourself in situations from which an unlawful agreement could be inferred.

By bringing competitors together, trade associations and standard-setting organizations can raise concerns, even though such groups serve many legitimate goals. The exchange of sensitive information with competitors regarding topics such as prices, profit margins, output levels, or billing or advertising practices can potentially violate antitrust and competition laws, as can creating a standard with the purpose and effect of harming competition. You must notify the Company’s Compliance Officer before joining any trade associations or standard-setting organizations. Further, if you are attending a meeting at which potentially competitive, sensitive topics are discussed without oversight by an antitrust lawyer (or competition lawyer in Europe), you should object, leave the meeting, notify the Company’s Compliance Officer immediately and make a note of your actions as soon as you can.

Joint ventures with competitors are not illegal under applicable antitrust and competition laws. However, like trade associations, joint ventures present potential antitrust concerns and may also present merger control concerns. The Company’s Compliance Officer should therefore be consulted before negotiating or entering into such a venture.

Distribution Issues

Relationships with customers and suppliers can also be subject to a number of antitrust prohibitions if these relationships harm competition. For example, it can be illegal for a company to affect competition by agreeing with a supplier to limit that supplier’s sales to any of the company’s competitors. Collective refusals to deal with a competitor, supplier or customer may be unlawful as well. While a company generally is allowed to decide independently that it does not wish to buy from or sell to a particular person, when such a decision is reached jointly with others, it may be unlawful, regardless of whether it seems commercially reasonable. Finally, it is always unlawful to restrict a customer’s re-selling activity through minimum resale price maintenance (for example, by prohibiting discounts).

Other activities that can raise concerns are:

•	discriminating in terms and services offered to customers where a company treats one customer or group of customers differently than another;

•	exclusive dealing agreements where a company requires a customer to buy from or a supplier to sell to only that company;

•	tying arrangements where a customer or supplier is required, as a condition of purchasing one product, to also purchase a second, distinct product;

•	“bundled discounts,” in which discount or rebate programs link the level of discounts available on one product to purchases of separate but related products (for example, pencils linked to other office supplies); and

•	“predatory pricing,” where a company offers a discount that results in the sales price of a product being below the product’s cost (the definition of cost varies depending on the court), with the intention of sustaining that price long enough to drive competitors out of the market.

Because these activities are prohibited under many circumstances, you should consult the Company’s Compliance Officer before implementing any of them.

Penalties

Failure to comply with the antitrust laws could result in the anti-competitive agreement or conduct in question being unenforceable, large fines for the Company and, under United States law, jail terms and large fines for individuals. In addition, private parties may bring civil suits to recover three times their actual damages, plus attorney’s fees and court costs.

The antitrust and competition laws are extremely complex. Because antitrust and competition lawsuits can be very costly, even when a company has not violated the antitrust laws and is cleared in the end, it is important to consult with the Company’s Compliance Officer before engaging in any conduct that even appears to create the basis for an allegation of wrongdoing. It is far easier to structure your conduct to avoid misleading impressions than to have to explain your conduct in the future when an antitrust or competition investigation or action is in progress. For that reason, when in doubt, consult the Company’s Compliance Officer with your concerns.

Gathering Information About the Company’s Competitors

It is entirely proper for us to gather information about our marketplace, including information about our competitors and their products and services. However, there are limits to the ways that information should be acquired and used, especially information about competitors. In gathering competitive information, you should abide by the following guidelines:

•	We may gather information about our competitors from sources such as published articles, advertisements, brochures, other non-proprietary materials, surveys by consultants and conversations with our customers, as long as those conversations are not likely to suggest that we are attempting to (a) conspire with our competitors, using the customer as a messenger or (b) gather information in breach of a client’s confidentiality agreement with a competitor or through other wrongful means. You should be able to identify the source of any information about competitors;

•	We must never attempt to acquire a competitor’s trade secrets or other proprietary information through unlawful means, such as theft, spying, bribery or breach of a competitor’s confidentiality agreement; and

•	If there is any indication that information that you obtain was not lawfully received by the party in possession, you should refuse to accept it. If you receive any competitive information anonymously or that is marked confidential, you should not review it and should contact the Company’s Compliance Officer immediately.

The improper gathering or use of competitive information could subject you and the Company to criminal and civil liability. When in doubt as to whether a source of information is proper, you should contact the Company’s Compliance Officer.

RESPONSIBILITY TO OUR PEOPLE

Respecting One Another

The way we treat each other and our work environment affects the way we do our jobs. All employees want and deserve a work place where they are respected and appreciated. Everyone who works for the Company must contribute to the creation and maintenance of such an environment, and supervisors and managers have a special responsibility to foster a workplace that supports honesty, integrity, respect and trust.

Employee Privacy

We respect the privacy and dignity of all individuals. The Company collects and maintains personal information that relates to your employment, including medical and benefit information. Special care is taken to limit access to personal information to Company personnel with a need to know such information for a legitimate purpose. Employees who are responsible for maintaining personal information and those who are provided access to such information must not disclose private information in violation of applicable law or in violation of the Company’s policies.

Employees should not search for or retrieve items from another employee’s workspace without prior approval of that employee or management. Similarly, you should not use communication or information systems to obtain access to information directed to or created by others without the prior approval of management, unless such access is part of your job function and responsibilities at the Company.

Personal items, messages, or information that you consider to be private should not be placed or kept in telephone systems, computer or electronic mail systems, office systems, offices, work spaces, desks, credenzas, or file cabinets. The Company reserves all rights, to the fullest extent permitted by law, to inspect such systems and areas and to retrieve information or property from them when deemed appropriate in the judgment of management.

Equal Employment Opportunity and Nondiscrimination

The Company is an equal opportunity employer in hiring and promoting practices, benefits and wages. We will not tolerate discrimination against any person on the basis of race, religion, color, gender, age, marital status, national origin, sexual orientation, citizenship, Vietnam-era or disabled veteran status or disability (where the applicant or employee is qualified to perform the essential functions of the job with or without reasonable accommodation), or any other basis prohibited by law in recruiting, hiring, placement, promotion, or any other condition of employment.

You must treat all Company employees, customers, suppliers and others with respect and dignity.

Sexual and Other Forms of Harassment

Company policy strictly prohibits any form of harassment in the workplace, including sexual harassment. The Company will take prompt and appropriate action to prevent and, where necessary, discipline behavior that violates this policy.

Sexual Harassment

Sexual harassment includes unwelcome sexual advances, requests for sexual favors and other verbal or physical conduct of a sexual nature when:

•	submission to such conduct is made a term or condition of employment;

•	submission to or rejection of such conduct is used as a basis for employment decisions; or

•	such conduct has the purpose or effect of unreasonably interfering with an individual’s work performance or creating an intimidating, offensive, hostile or humiliating work environment.

Forms of sexual harassment include, but are not limited to, the following:

•	verbal harassment, such as unwelcome comments, jokes, or slurs of a sexual nature;

•	physical harassment, such as unnecessary or offensive touching, or impeding or blocking movement; and

•	visual harassment, such as derogatory or offensive posters, cards, cartoons, graffiti, drawings or gestures.

Other Forms of Harassment

Harassment on the basis of other characteristics is also strictly prohibited. Under this policy, harassment is verbal or physical conduct that degrades or shows hostility or hatred toward an individual because of his or her race, color, national origin, citizenship, religion, sexual orientation, marital status, age, mental or physical handicap or disability, veteran status or any other characteristic protected by law, which

•	has the purpose or effect of creating an intimidating, hostile, or offensive work environment;

•	has the purpose or effect of unreasonably interfering with an individual’s work performance; or

•	otherwise adversely affects an individual’s employment.

Harassing conduct includes, but is not limited to, the following: nicknames; slurs; negative stereotyping; threatening, intimidating or hostile acts; and written or graphic material that ridicules or shows hostility or aversion to an individual or group and that is posted on Company premises or circulated in the workplace.

Reporting Responsibilities and Procedures

If you believe that you have been subjected to harassment of any kind, you should promptly report the incident to your supervisor, the harasser’s supervisor, the Company’s Compliance Officer or the Director of Human Resources. If you feel comfortable doing so, you may also wish to confront the offender and state that the conduct is unacceptable and must stop. Complaints of harassment, abuse or discrimination will be investigated promptly and thoroughly and will be kept confidential to the extent possible. The Company will not in any way retaliate against any employee for making a good faith complaint or report of harassment or participating in the investigation of such a complaint or report.

The Company encourages the prompt reporting of all incidents of harassment, regardless of who the offender may be, or the offender’s relationship to the Company. This procedure should also be followed if you believe that a non-employee with whom you are required or expected to work has engaged in prohibited conduct. Supervisors must promptly report all complaints of harassment to the Director of Human Resources and the Company’s Compliance Officer.

Any employee who is found to be responsible for harassment, or for retaliating against any individual for reporting a claim of harassment or cooperating in an investigation, will be subject to disciplinary action, up to and including discharge.

Remember that, regardless of legal definitions, the Company expects employees to interact with each other in a professional and respectful manner.

Safety in the Workplace

The safety and security of employees is of primary importance. You are responsible for maintaining our facilities free from recognized hazards and obeying all Company safety rules. Working conditions should be maintained in a clean and orderly state to encourage efficient operations and promote good safety practices.

Weapons and Workplace Violence

No employee may bring firearms, explosives, incendiary devices or any other weapons into the workplace or any work-related setting, regardless of whether or not employees are licensed to carry such weapons. Similarly, the Company will not tolerate any level of violence in the workplace or in any work-related setting. Violations of this policy must be referred to your supervisor and the Company’s Compliance Officer immediately. Threats or assaults that require immediate attention should be reported to the police.

Drugs and Alcohol

The Company intends to maintain a drug-free work environment. Except at approved Company functions, you may not use, possess or be under the influence of alcohol on the Company premises.

You cannot use, sell, attempt to use or sell, purchase, possess or be under the influence of any illegal drug on Company premises or while performing the Company business on or off the premises.

RESPONSIBILITY TO OUR SECURITYHOLDERS

The Company is committed to providing full, fair, accurate, timely and understandable disclosure in the Company’s reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications made by or on behalf of the Company in order to provide the Company’s securityholders with the material information they need in order to make informed investment decisions.

INTERACTING WITH GOVERNMENT

Prohibition on Gifts to Government Officials and Employees

The various branches and levels of government in the United States have different laws restricting gifts, including meals, entertainment, transportation and lodging, that may be provided to government officials and government employees. You are prohibited from providing gifts, meals or anything of value to United States government officials or employees or members of their families without prior written approval from the Company’s Compliance Officer.

Political Contributions and Activities

Laws of certain jurisdictions prohibit the use of Company funds, assets, services, or facilities on behalf of a political party or candidate. Payments of corporate funds to any political party, candidate or campaign may be made only if permitted under applicable law and approved in writing in advance by the Company’s Compliance Officer.

Your work time may be considered the equivalent of a contribution by the Company. Therefore, you will not be paid by the Company for any time spent running for public office, serving as an elected official, or campaigning for a political candidate. Nor will the Company compensate or reimburse you, in any form, for a political contribution that you intend to make or have made.

Lobbying Activities

Laws of some jurisdictions require registration and reporting by anyone who engages in a lobbying activity. Generally, lobbying includes: (1) communicating with any member or employee of a legislative branch of government for the purpose of influencing legislation; (2) communicating with certain government officials for the purpose of influencing government action; or (3) engaging in research or other activities to support or prepare for such communication.

So that the Company may comply with lobbying laws, you must notify the Company’s Compliance Officer before engaging in any activity on behalf of the Company that might be considered “lobbying” as described above.

Bribery of Foreign Officials

Company policy, the United States Foreign Corrupt Practices Act (the “FCPA”), and the laws of many other countries, including the United Kingdom, prohibit the Company and its officers, employees and agents from giving or offering to give money or anything of value to a foreign official, a foreign political party, a party official or a candidate for political office in order to influence official acts or decisions of that person or entity, to obtain or retain business, or to secure any improper advantage. A foreign official is an officer or employee of a government or any department, agency, or instrumentality thereof, or of certain international agencies, such as the World Bank or the United Nations, or any person acting in an official capacity on behalf of one of those entities. Officials of government-owned corporations are considered to be foreign officials.

Payments need not be in cash to be illegal. The FCPA prohibits giving or offering to give “anything of value.” Over the years, many non-cash items have been the basis of bribery prosecutions, including travel expenses, golf outings, automobiles, and loans with favorable interest rates or repayment terms. Indirect payments made through agents, contractors, or other third parties are also prohibited. Employees may not avoid liability by “turning a blind eye” when circumstances indicate a potential violation of the FCPA, or equivalent laws in other jurisdictions, such as the United Kingdom.

The FCPA does allow for certain permissible payments to foreign officials. Specifically, the law permits “facilitating” payments, which are payments of small value to effect routine government actions such as obtaining permits, licenses, visas, mail, utilities hook-ups and the like. However, determining what is a permissible “facilitating” payment involves difficult legal judgments. Therefore, employees must obtain permission from the Company’s Compliance Officer before making any payment or gift thought to be exempt from the FCPA.

IMPLEMENTATION OF THE CODE

Responsibilities

While each of us is individually responsible for putting the Code to work, we need not go it alone. The Company has a number of resources, people and processes in place to answer our questions and guide us through difficult decisions.

Copies of the Code are available from the Company’s Compliance Officer and on the Company’s Intranet. A statement of compliance with the Code must be signed by all officers, directors and employees on an annual basis.

Seeking Guidance

The Code cannot provide definitive answers to all questions. If you have questions regarding any of the policies discussed in the Code or if you are in doubt about the best course of action in a particular situation, you should seek guidance from your supervisor, the Company’s Compliance Officer or the other resources identified in the Code.

Reporting Violations

If you know of or suspect a violation of applicable laws, rules or regulations, the Code, or the Company’s related policies, you must immediately report that information to your supervisor, the Company’s Compliance Officer or a member of the Audit Committee of the Board of Directors. No one will be subject to retaliation because of a good faith report of suspected misconduct. However, failure to report a suspected violation of the Code is itself a violation of the Code and could subject you to disciplinary action, up to and including suspension or discharge in each case, in accordance with applicable laws.

Investigations of Suspected Violations

All reported violations will be promptly investigated and treated confidentially to the greatest extent possible. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal and other issues, and acting on your own may compromise the integrity of an investigation and adversely affect both you and the Company.

Discipline for Violations

The Company intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with its Code and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Company personnel who violate the Code and/or other Company policies and procedures may be subject to disciplinary actions, up to and including suspension or discharge. In addition, disciplinary measures, up to and including suspension or discharge, may be taken against anyone who directs or approves infractions or has knowledge of them and does not promptly report and correct them in accordance with Company policies.

Waivers of the Code

The Company will waive application of the policies set forth in the Code only where circumstances warrant granting a waiver, and then only in conjunction with any appropriate monitoring of the particular situation. Waivers of the Code for directors and executive officers may be made only by the Audit Committee of the Board of Directors and must be promptly disclosed as required by applicable law, rule, regulation or stock exchange requirement.

No Rights Created

The Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, client, supplier, competitor, stockholder or any other person or entity.

Remember

Ultimate responsibility to assure that we as a Company comply with the many laws, regulations and ethical standards affecting our business rests with each of us. You must become familiar with and conduct yourself strictly in compliance with those laws, regulations and standards and the Company’s policies and guidelines pertaining to them.

ACKNOWLEDGMENT FORM

I have received and read the Code of Business Conduct and Ethics, and I understand its contents. I agree to comply fully with the standards, policies and procedures contained in the Code and the Company’s related policies and procedures. I understand that I have an obligation to report to my supervisor, the Company’s Compliance Officer or a member of the Audit Committee of the Board of Directors any suspected violations of the Code that I am aware of. I acknowledge that the Code is a statement of policies for business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment.

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